SUNTRUST ROBINSON HUMPHREY
303 Peachtree Street
MC 3950 24th floor
Atlanta, Georgia  30308
Member New York Stock Exchange


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SUNTRUST ROBINSON HUMPHREY (SM)
-------------------------------



                                January 25, 2005


Judy B. Turner
President & CEO
Decatur First Bank Group, Inc.
1120 Commerce Drive
Decatur, GA 30030

Ladies and Gentlemen:

     We are pleased to confirm the understanding and agreement between SunTrust Capital Markets, Inc., through its SunTrust Robinson Humphrey Capital Markets Division ("SunTrust Robinson Humphrey"), and Decatur First Bank Group, Inc. (the "Company") with respect to the issuance and sale of $3,000,000 of the Company's trust preferred securities (the "Shares") to be issued through a wholly owned trust subsidiary of the Company to SunTrust Bank, Inc. or one of its affiliates ("SunTrust") (the "Transaction"). For purposes of this Letter, the term "Company" shall be deemed to include all of the Company's subsidiaries and other affiliated entities. You understand that our willingness to conduct due diligence and engage in negotiations with regard to the purchase of the Shares is based on your agreement to be bound by and to comply with the obligations set forth herein, all of which are intended to be legally binding.

     1. Until the Transaction is completed or this Letter is terminated, the Company shall allow SunTrust Robinson Humphrey, its employees, representatives and agents reasonable access, during normal business hours, to the Company's facilities, books, records and other business and financial information of the Company in order to permit SunTrust Robinson Humphrey to investigate the Company and conduct a due diligence review. The Company shall cooperate with SunTrust Robinson Humphrey's employees, representatives and agents and shall provide such persons access to or copies of all documents reasonably requested thereby in order for such persons to properly perform their due diligence review. The Transaction is specifically conditioned upon the satisfactory completion of due diligence by SunTrust Robinson Humphrey, through its employees, representatives and agents, as to the operational, regulatory and legal aspects of the Company and its business.

     2. Unless otherwise required by law, no news release or other public announcement pertaining to this Letter, SunTrust's or SunTrust Robinson Humphrey's due diligence review or the possible transactions related hereto, shall be disclosed by the Company without obtaining the prior written consent of SunTrust Robinson Humphrey in each instance. For a period of forty-five (45) days from the date first set forth above and thereafter while negotiations between the parties are in progress, the Company, its affiliates, shareholders, officers, directors, representatives and agents shall not: (i) hold discussions, solicit or accept any offer or reach any agreement with any person or entity other than SunTrust pertaining to any sale of Shares or securities similar in composition to the Shares; (ii) except to the extent permitted above, disclose that SunTrust or SunTrust Robinson Humphrey is conducting a due diligence review of the Company; or (iii) except to the extent permitted above, disclose the existence of this Letter, any terms or conditions or any other facts pertaining to SunTrust's or SunTrust Robinson Humphrey's due diligence review or any related negotiations including, without limitation, the status thereof.

     3. Except and to the extent required by law, neither party will disclose or use, and will direct its representatives not to disclose or use to the detriment of the other party, any Confidential
          Information (as defined below) with respect to such party furnished, or to be furnished, by either party or their respective representatives at any time or in any manner other than in connection with the evaluation of the Transaction. For purposes of this Paragraph 3, "Confidential Information" with respect to a party (the "Disclosing Party") means any information about the Disclosing Party stamped "confidential" or identified in writing as such promptly following its disclosure, unless (i) such information is already known to the non-Disclosing Party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such non-Disclosing Party or its representatives, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction, or (iii) the furnishing of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of a Disclosing Party, the non-Disclosing Party will promptly return to the Disclosing Party or destroy any Confidential Information in its possession and certify in writing to the Disclosing Party that it has done so.

     4. The obligations of SunTrust to consummate the Transaction are subject to the execution and delivery of one or more definitive agreements (the "Definitive Agreements") containing customary terms and conditions regarding a transaction of this nature that are satisfactory to SunTrust. The Definitive Agreements shall contain the terms of the Shares, which shall be negotiated between the Company and SunTrust Robinson Humphrey prior to the time of the closing of the Transaction. The Company agrees that such definitive documents shall also contain, without limitation, the following provision: the Company shall pay to SunTrust Robinson Humphrey, at the closing of the Transaction, a fee in cash equal to 0.00% of the aggregate dollar amount of Shares purchased by SunTrust.

     5. Subject to the other provisions of this Letter and until termination of this Letter in accordance with Paragraph 7, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken, or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to cause the Transaction to be timely effected; provided, however, that nothing in this Paragraph 5 or elsewhere in this Letter shall impose on the parties hereto a legal obligation to consummate the Transaction unless and until the parties enter into the Definitive Agreements, and no party shall have any liability for the failure to enter into the Definitive Agreements.

     6. This Letter shall constitute the entire agreement between the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. This Letter may not be amended or modified except in writing signed by the parties hereto and shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of law principles thereof.

     7. The term of this Letter shall continue in effect for 45 days from the date first set forth above or until the earlier execution of the Definitive Agreements; provided, however, that if the parties are still in negotiations on such date the term shall continue until either party gives written notice to the other party of its desire to terminate this Letter. Upon termination of this Letter, the parties shall have no further obligations hereunder, except as stated in Paragraph 3 above and this Paragraph 7, which shall survive any such termination.

     8. This Letter may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Letter and all of which, when taken together, shall be deemed to constitute one and the same agreement.

     If the foregoing sets forth your understanding and intention, please so indicate by signing and returning the enclosed copy of this letter to us.


                                    SUNTRUST CAPITAL MARKETS, INC.


                                    By:   /s/ James Bennison
                                         --------------------------------
                                         James Bennison
                                         MANAGING DIRECTOR



Agreed  to  and  Accepted  this
30th  Day  of  January,  2005:


Decatur First Bank Group, Inc.


By:   /s/ Judy Turner
      ---------------
      Name:  Judy Turner
      Title: President and Chief Executive Officer

                                                                    CONFIDENTIAL
                                                                January 25, 2005

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                    SUMMARY OF PROPOSED TERMS AND CONDITIONS
                        Terms Expire on February 2, 2005

ISSUER:                    The "Trust", a wholly owned subsidiary of Decatur First Bank Group, Inc.

AGGREGATE PRINCIPAL        Up to $3,000,000 of Preferred Securities.
AMOUNT:

MATURITY DATE:             Thirty (30) years from Close.

COUPON RATE:               Floating Rate = Three-month LIBOR plus 210 bps

                           5 year Fixed Rate = 6.22%
                           All swap rates are as of January 25, 2005 and are subject to change with market conditions.


PURCHASER:                 STI Investments Management, Inc., an affiliate of SunTrust Banks.

PAYMENT OF DISTRIBUTIONS:  (a) quarterly, (b) cumulative, and (c) accrued from the date of issuance.

DEFERRAL OPTIONS:          Distributions may be deferred for up to five (5) years, so long as the Issuer is not in default under the Subordinated Debentures. Interest compounds and accrues during the deferral period. No deferral may extend beyond the
                           Maturity Date.

OPTIONAL REDEMPTION:       The Company shall have the right (subject to prior approval of appropriate regulators) to redeem the securities at par, in whole or in part, on any interest payment date on or after five years from the date of closing.

SPECIAL EVENT REDEMPTION:  The Company shall have the right to redeem the securities prior to 5 years due to one of the following events:
                           1.  Tax Event,
                           2.  Capital Event,
                           3.  Investment Company Event.
                           The securities are callable at par, subject to prior approval of appropriate regulators.

RANKING:                   The Subordinated Debentures and the Guarantee are unsecured obligations and are subordinate and junior in right of payment to all senior indebtedness.

ORIGINATION FEE:           0.00%

LEGAL FEES:                Purchaser will pay up to $10,000 of Issuer's legal fees.  Paid 100% by
                           Purchaser if Issuer uses one of the two designated legal firms.

TRUSTEE FEES:              Purchaser will pay the $1,000 initial set-up fee and the $3,000 annual administrative fee for the life of the Preferred Securities.


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                                                 SUNTRUST ROBINSON HUMPHREY (SM)
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                                            A Subsidiary of SunTrust Banks, Inc.